Exhibit 21.1

                        Subsidiaries of Crest View Inc.

Name of Subsidiary                   Equity Interest           Jurisdiction
------------------                   ---------------           ------------
Crest View (Holding) SRL*                 99.99%                 Honduras
Plan Grande Group, S.A.                  100.00%                 Honduras

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*     Crest View (Holding) SRL owns a 99.96% equity interest in Crest View,
      Investments S.A.